Exhibit 99.1

Warrior Reports Second Quarter 2023 Results
Quarterly sales volumes rose 15% to 1.8 million short tons amidst softening global demand and prices
Ramped up production to 1.9 million short tons, largest since first quarter of 2021
Provides update on Blue Creek development

BROOKWOOD, AL - August 2, 2023 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the second quarter of 2023 reflecting the momentum in its business despite end-user demand headwinds. Warrior is the leading dedicated U.S.-based producer and exporter of high quality steelmaking coal for the global steel industry.

Warrior reported net income for the second quarter of 2023 of $82.1 million, or $1.58 per diluted share, a decrease from net income of $297.0 million, or $5.74 per diluted share, in the record setting second quarter of 2022. Adjusted net income per share for the second quarter of 2023 was $1.63 per diluted share, compared to adjusted net income per share of $5.87 per diluted share in the second quarter of 2022. The Company reported Adjusted EBITDA of $130.0 million in the second quarter of 2023, compared to Adjusted EBITDA of $431.2 million in the second quarter of 2022. Warrior’s quarterly sales volumes rose 15% to 1.8 million short tons and the Company ramped up production to 1.9 million short tons, the largest level of activity since the first quarter of 2021 and a strong marker of its business momentum. While Warrior experienced strong volumes, the quarter was impacted by softening steelmaking coal prices as Warrior's average net realized price decreased from an unprecedented $403.95 per short ton in the record second quarter of 2022 to $208.56 per short ton.

“As evidenced by our sales volumes, customer demand for our steelmaking coal remained strong throughout the quarter despite softening in pricing from unprecedented levels seen last year in the steelmaking coal market,” commented Walt Scheller, CEO of Warrior. “We continued to see improved performance at the McDuffie Terminal and are leveraging our efficient operational system to maximize incremental production. In addition, we adjusted work schedules during the current quarter which helped increase our production over the first quarter of 2023.”

“We are pleased to welcome back the approximately 250 eligible union-represented workers returning to work during the second quarter while we negotiate towards a new labor contract in good faith. This addition to our workforce should drive incremental production and sales volumes of approximately 500,000 short tons, primarily occurring in the second half of 2023, as reflected in our recently revised guidance,” Mr. Scheller concluded.

Operating Results
Sales volume in the second quarter of 2023 was 1.8 million short tons compared to 1.5 million short tons in the second quarter of 2022, representing a 15% increase. The 15% increase in sales volume was driven by continued improved performance by our rail transportation provider and the McDuffie Terminal, which enabled Warrior to export more product. In addition, higher production primarily due to both Mine No. 4 and Mine No. 7 operating at higher capacity levels in this quarter compared to the prior year comparable quarter, when operations at Mine No. 4 were being restarted and both Mine No. 4 and Mine No. 7 were being operated at reduced capacity. The Company produced 1.9 million short tons of steelmaking coal in the second quarter of 2023 compared to 1.7 million short tons in the second quarter of 2022, representing a 15% increase. Inventory levels increased to 760 thousand short tons at the end of June 30, 2023 from 659 thousand short tons at the end of March 31, 2023.

Additional Financial Results
Total revenues were $379.7 million for the second quarter of 2023, which compares to total revenues of $625.2 million in the second quarter of 2022. The average net selling price of the Company's steelmaking coal decreased 48% from $403.95 per short ton in the second quarter of 2022 to $208.56 per short ton in the second quarter of 2023 due to record high steelmaking coal market pricing last year.

Cost of sales for the second quarter of 2023 were $230.5 million compared to $191.1 million for the second quarter of 2022. Cash cost of sales (including mining, transportation and royalty costs) for the second quarter of 2023 were $229.0 million, or 61.7% of mining revenues, compared to $189.8 million, or 30.5% of mining revenues in the same period of 2022. Cash cost of sales (free-on-board port) per short ton increased to $128.70 in the second quarter of 2023 from $123.03 in the second quarter of 2022, primarily attributable to additional employee related costs associated with a 54% increased headcount and the impact of inflation offset partially by a decrease in the average net selling prices and its effect on Warrior's variable cost structure, primarily for wages, transportation, and royalties.

Selling, general and administrative expenses for the second quarter of 2023 were $13.2 million, or 3.5% of total revenues and were slightly higher than the same period last year due to higher employee related costs.

Depreciation and depletion expenses for the second quarter of 2023 were $30.6 million, or 8.0% of total revenues and were flat with the prior year comparable quarter. Warrior recorded net interest income of $6.2 million during the second quarter of 2023, which compares to net interest expense in the prior year of 7.2 million. Interest income earned on our cash investments in the current quarter exceeded interest expense on our outstanding notes and equipment leases.

Business interruption expenses were $3.5 million in the second quarter and were lower than the same period last year due to the end of the labor strike; however, we expect ongoing expenses with respect to legal and labor negotiations. These expenses represent non-recurring expenses for incremental safety and security, legal and labor negotiations and other expenses that are directly attributable to the ongoing labor contract negotiations.

Income tax expense was $14.5 million in the second quarter of 2023 on income of $96.6 million primarily driven by an income tax benefit for depletion expense and foreign-derived intangible income.

Cash Flow and Liquidity
The Company generated cash flows of $124.5 million from operating activities in the second quarter of 2023, compared to $329.6 million in the second quarter of 2022. Capital expenditures and mine development for the second quarter of 2023 were $147.3 million, primarily reflecting the development of the Blue Creek reserves, resulting in negative free cash flow of $22.8 million.

Net working capital, excluding cash, for the second quarter of 2023 increased by $6.8 million from the first quarter of 2023, primarily reflecting an increase in inventories due to increased production combined with lower accrued expenses.

Cash flows used in financing activities for the second quarter of 2023 were $12.3 million, primarily due to principal repayments of financing lease obligations of $8.6 million and the payment of the regular quarterly dividend totaling $3.7 million.

The Company’s total liquidity as of June 30, 2023 was $950.7 million, consisting of cash and cash equivalents of $827.4 million and available liquidity under its existing Second Amended and Restated Asset-Based Revolving Credit Agreement (as amended, the “ABL Facility”) of $123.3 million, which is net of outstanding letters of credit of $8.7 million.

Capital Allocation
On July 28, 2023, our Board of Directors (the "Board") declared a regular quarterly cash dividend of $0.07 per share, totaling approximately $3.7 million, which will be paid on August 14, 2023, to stockholders of record as of the close of business on August 7, 2023.

Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the Board and subject to consideration of several factors including business and market conditions, future financial performance and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.

Update on the Development of Blue Creek
More than a year after the relaunch of the Blue Creek mine development in May 2022, Warrior has initiated important and highly beneficial project scope changes that will require incremental capital expenditures over the life of the project while lowering operating costs, increasing flexibility to manage risks, and make better use of multi-channel transportation methods. Most of these scope changes are transportation and logistics-related, with additional amounts related to inflation for these changes only. They are expected to increase total capital expenditures for the Blue Creek mine by approximately $120 - $130 million over the remainder of the project development period.

Transportation Initiatives - While the Company originally planned on a single channel to transport coal from the Blue Creek mine via an overland belt to a third-party owned and operated barge loadout facility, it now plans to build a belt conveyor system to a railroad loadout to transport the majority of the coal which is expected to de-risk a single channel to market, lower operating cost and move volumes faster to the port. Warrior will also build and operate a barge loadout itself rather than utilizing a third-party provider. The Company believes that the potential economic benefits associated with this scope change should provide Warrior with an inherently robust and cost competitive outbound logistics model that will provide additional flexibility to manage alternative transportation methods. The inclusion of the benefits and incremental capital expenditures relating to these specific scope changes did not have a material impact to the project economic metrics of net present value (“NPV”) and internal rate of return.

In addition, the Company has experienced inflationary cost increases ranging from 25 to 35 percent in both operating expenses and capital expenditures for its existing mining operations since late 2021. The Company is also experiencing inflationary pressures at Blue Creek, especially in relation to labor, construction materials and certain equipment, that is expected to continue during the remainder of the project development period. As a number of key material contracts are currently being negotiated, and due to uncertainty regarding future inflation rates, the Company is not providing an estimate of the impact of inflation at this time. However, as the Company negotiates and enters into contracts for the larger project components, the Company expects that more information will become available to allow it to provide revised guidance. While cost inflation has impacted the cost side of the equation of the project economics, these inflationary pressures are expected to be offset by an inflationary increase in the long-term price assumption for steelmaking coal.

Subject to the considerations discussed above, our revised estimate of capital expenditures in 2023 for the development of the Blue Creek mine is approximately $250 to $300 million and is subject to change. The increase in 2023 capital expenditure estimate is primarily driven by change in transportation scope discussed above. The Company currently expects development spending at Blue Creek to be the highest in 2023 and 2024, with 2024 being a similar amount to 2023 that is subject to change.

The project remains on schedule with the first development tons from continuous miner units expected in the third quarter of 2024 and the longwall scheduled to start up in the second quarter of 2026.

Company Outlook
As previously disclosed, on June 12, 2023, the Company updated its guidance for the full year 2023 as indicated below.

Coal sales	7.1 - 7.7 million short tons
Coal production	6.8 - 7.4 million short tons
Cash cost of sales (free-on-board port)	$113 - $125 per short ton
Capital expenditures for existing mines	$95 - $105 million
Blue Creek project and other discretionary capital expenditures	$325 - $380 million
Mine development costs	$25 - $30 million
Selling, general and administrative expenses	$42 - $48 million
Interest income, net	$10 - $15 million
Noncash deferred income tax expense	14% - 18%
Key factors that may affect outlook include:
•Two planned longwall moves in Q3 and one move in Q4,
•HCC index pricing,
•Exclusion of other non-recurring costs,
•Terms of labor contract, and
•Inflationary pressures.
The Company's revised guidance for its capital expenditures consists of sustaining capital spending of approximately $95 - $105 million, including regulatory and gas requirements, and capital spending of $325 - $380 million for the development of the Blue Creek reserves and other discretionary capital expenditures such as final payments on two new sets of longwall shields originally purchased in 2022, and the final 4 North bunker construction. The Company currently expects discretionary capital expenditures in 2024 to be less than 2023 and mainly consist of the development of the Blue Creek reserves, which is subject to change.

The Company's revised outlook and guidance for 2023 is subject to many risks that may impact performance, including the ongoing labor matters noted above, ongoing mechanical issues at the

McDuffie Terminal at the Port of Mobile, ongoing rail transportation issues, market conditions in the steel and met coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements below.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its second quarter 2023 results today, August 2, 2023, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on August 2, 2023 until 6:30 p.m. ET on August 9, 2023. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 2623314.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2023 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, the Company's future ability to return excess cash to stockholders, as well as statements regarding production, the Company's ability to withstand economic instability, the development of the Blue Creek project, future reduction in shipping delays, and the outcome of the ongoing negotiations with the labor union representing certain of our hourly employees, including any potential changes to our production and sales volumes as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2022 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Revenues:
Sales	$371,033	$623,288	$871,524	$1,005,721
Other revenues	8,627	1,868	17,810	(1,913)
Total revenues	379,660	625,156	889,334	1,003,808
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	230,452	191,087	463,082	326,428
Cost of other revenues (exclusive of items shown separately below)	11,510	10,663	22,948	17,703
Depreciation and depletion	30,550	30,371	67,763	56,168
Selling, general and administrative	13,172	12,499	27,688	26,428
Business interruption	3,537	6,290	7,754	12,978
Idle mine	—	1,715	—	4,723
Total costs and expenses	289,221	252,625	589,235	444,428
Operating income	90,439	372,531	300,099	559,380
Interest income (expense), net	6,188	(7,183)	7,649	(15,005)
Other income	—	—	221	675
Income before income tax expense	96,627	365,348	307,969	545,050
Income tax expense	14,534	68,356	43,598	101,809
Net income	$82,093	$296,992	$264,371	$443,241
Basic and diluted net income per share:
Net income per share—basic	$1.58	$5.75	5.09	$8.59
Net income per share—diluted	$1.58	$5.74	5.09	$8.58
Weighted average number of shares outstanding—basic	52,010	51,646	51,927	51,591
Weighted average number of shares outstanding—diluted	52,081	51,740	51,990	51,678
Dividends per share:	$0.07	$0.56	1.02	$0.62

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Tons sold	1,779	1,543	3,727	2,670
Tons produced	1,924	1,667	3,683	3,204
Average net selling price	$208.56	$403.95	$233.84	$376.67
Cash cost of sales (free-on-board port) per short ton(2)	$128.70	$123.03	$123.56	$121.43
Cost of production %	59%	46%	58%	49%
Transportation and royalties %	41%	54%	42%	51%
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Cost of sales	$230,452	$191,087	$463,082	$326,428
Asset retirement obligation accretion	(539)	(494)	(1,079)	(987)
Stock compensation expense	(948)	(752)	(1,482)	(1,227)
Cash cost of sales (free-on-board port)(2)	$228,965	$189,841	$460,521	$324,214

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Net income	$82,093	$296,992	$264,371	$443,241
Interest (income) expense, net	(6,188)	7,183	(7,649)	15,005
Income tax expense	14,534	68,356	43,598	101,809
Depreciation and depletion	30,550	30,371	67,763	56,168
Asset retirement obligation accretion	990	899	1,896	1,766
Stock compensation expense	4,573	4,433	12,275	11,651
Other non-cash accretion	413	463	827	694
Mark-to-market (gain) loss on gas hedges	(522)	14,543	(1,227)	27,708
Business interruption	3,537	6,290	7,754	12,978
Idle mine expense	—	1,715	—	4,723
Other income	—	—	(221)	(675)
Adjusted EBITDA(3)	$129,980	$431,245	$389,387	$675,068
Adjusted EBITDA margin(4)	34.2%	69.0%	43.8%	67.3%
(3)  Adjusted EBITDA is defined as net income before net interest (income) expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, mark-to-market (gain) loss on gas hedges, business interruption expenses, idle mine expenses and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(4) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Net income	$82,093	$296,992	$264,371	$443,241
Business interruption, net of tax	3,036	5,115	6,656	10,554
Idle mine, net of tax	—	1,395	—	3,841
Other income, net of tax	—	—	(190)	(550)
Adjusted net income(5)	$85,129	$303,502	$270,837	$457,086

Weighted average number of shares outstanding—basic	52,010	51,646	51,927	51,591
Weighted average number of shares outstanding—diluted	52,081	51,740	51,990	51,678

Adjusted net income per share—basic	$1.64	$5.88	$5.22	$8.86
Adjusted net income per share—diluted	$1.63	$5.87	$5.21	$8.84
(5)    Adjusted net income is defined as net income net of business interruption expenses, idle mine expenses and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
OPERATING ACTIVITIES:
Net income	$82,093	$296,992	$264,371	$443,241
Non-cash adjustments to reconcile net income to net cash provided by operating activities	45,870	97,087	120,968	176,554
Changes in operating assets and liabilities:
Trade accounts receivable	1,098	(34,525)	(55,706)	(172,853)
Inventories	(8,909)	(29,499)	8,497	(68,945)
Prepaid expenses and other receivables	(22)	3,093	(3,162)	10,241
Accounts payable	5,300	(14,087)	(3,163)	(997)
Accrued expenses and other current liabilities	(4,273)	8,261	(22,305)	6,761
Other	3,353	2,264	7,944	5,724
Net cash provided by operating activities	124,510	329,586	317,444	399,726
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(136,116)	(68,174)	(204,295)	(78,702)
Mine development costs	(11,229)	(11,236)	(25,687)	(21,129)
Acquisition of leased mineral rights	—	(3,500)	—	(3,500)
Acquisitions, net of cash acquired	(40)	—	(2,421)	2,533
Net cash used in investing activities	(147,385)	(82,910)	(232,403)	(100,798)
FINANCING ACTIVITIES:
Net cash used in financing activities	(12,252)	(35,874)	(87,100)	(49,918)
Net (decrease) increase in cash and cash equivalents	(35,127)	210,802	(2,059)	249,010
Cash and cash equivalents at beginning of period	862,548	434,047	829,480	395,839
Cash and cash equivalents at end of period	$827,421	$644,849	$827,421	$644,849

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$124,510	$329,586	$317,444	$399,726
Purchases of property, plant and equipment and mine development costs	(147,345)	(79,410)	(229,982)	(99,831)
Free cash flow(6)	$(22,835)	$250,176	$87,462	$299,895
Free cash flow conversion(7)	(17.6)%	58.0%	22.5%	44.4%
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(7) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$827,421	$829,480
Short-term investments	8,801	8,608
Trade accounts receivable	207,532	151,826
Inventories, net	137,941	154,039
Prepaid expenses and other receivables	34,378	29,156
Total current assets	1,216,073	1,173,109
Mineral interests, net	84,649	88,636
Property, plant and equipment, net	917,144	738,947
Deferred income taxes	7,204	7,572
Other long-term assets	19,010	19,831
Total assets	$2,244,080	$2,028,095
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,765	$39,026
Accrued expenses	55,757	77,435
Short-term financing lease liabilities	21,165	24,089
Other current liabilities	14,467	12,574
Total current liabilities	124,154	153,124
Long-term debt	295,311	302,588
Asset retirement obligations	66,819	64,581
Long-term financing lease liabilities	7,819	9,002
Deferred income taxes	60,952	23,378
Other long-term liabilities	27,730	27,907
Total liabilities	582,785	580,580
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of June 30, 2023 and December 31, 2022; 54,239,955 issued and 52,018,114 outstanding as of June 30, 2023; 53,875,409 issued and 51,653,568 outstanding as of December 31, 2022)	539	539
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of June 30, 2023 and December 31, 2022)	(50,576)	(50,576)
Additional paid in capital	273,068	269,956
Retained earnings	1,438,264	1,227,596
Total stockholders’ equity	1,661,295	1,447,515
Total liabilities and stockholders’ equity	$2,244,080	$2,028,095